STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 16th day of April 2018 (the “Effective Date”) by and between AXIM BIOTECHNOLOGIES, INC., a Nevada corporation (the “Company”), and Cross & Company, a Nevada corporation (the “Purchaser”).

RECITALS

WHEREAS, on September 14, 2017, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form S-3, filed by the Company on August 24, 2017 (the “Registration Statement”);

WHEREAS, the Company desires to issue and sell to the Purchaser shares of common stock pursuant to the Registration Statement (the “S-3 Shares”), through various purchases, having an Unadjusted Purchase Price (as defined below) of up to $50 million in the aggregate (not to exceed the number of S-3 shares available under the Registration Statement), and the Purchaser desires to purchase from time to time S-3 Shares from the Company having an Unadjusted Purchase Price of up to $50 million in the aggregate (not to exceed the number of S-3 shares available under the Registration Statement ), according to the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Purchase and Sale of the S-3 Shares.

(a)Notice of Intent; Unadjusted Purchase Price. The Company shall be entitled but not obligated, in its sole and absolute discretion but in accordance with the terms of this Agreement, to submit to the Purchaser, at any time after the Effective Date, Notices of Intent to Sell S-3 Shares to Purchaser (each, a “Notice of Intent” or “Notice”), in an amount of S-3 Shares having an Unadjusted Purchase Price (as defined below) of up to $50 million in the aggregate (but not to exceed the number of S-3 shares available under the Registration Statement ), and Purchaser must purchase such S-3 Shares within one (1) business day after receipt of a Notice (unless otherwise extended in the discretion of the Company) (the “Funding Date”); provided, that Notices of Intent issued within any calendar month may not exceed an aggregate amount of S-3 Shares having an Unadjusted Purchase Price of $500,000, unless the Purchaser agrees, in writing in its sole and absolute discretion, to a greater amount. The “Unadjusted Purchase Price” shall mean the amount equal to the number of S-3 Shares being sold to Purchaser times 87.5% of the closing price of the Company’s common stock as of the date of the Notice.

(b)Payment and Delivery. Upon receipt of payment of the Unadjusted Purchase Price for S-3 Shares being sold to Purchaser pursuant to any particular Notice, the Company shall promptly make DWAC delivery of the S-3 Shares to a brokerage account designated by the Purchaser. The form of Notice of Intent is attached hereto as Exhibit A.

(c)Adjusted Purchase Price; True-Up Payment. If the Adjusted Purchase Price (as defined below) of the S-3 Shares sold to Purchaser pursuant to any particular Notice of Intent is less than the Unadjusted Purchase Price for such S-3 Shares, the Company shall (subject to Section 1d) refund and pay to the Purchaser, in cash, the amount that the Unadjusted Purchase Price is greater than the Adjusted Purchase Price (the “True-Up Payment”). If the Adjusted Purchase Price is greater than the Unadjusted Purchase Price, there shall be no True-Up Payment due from the Company to the Purchaser and no payment due from the Purchaser to the Company. The “Adjusted Purchase Price” shall be equal to 92.5% of the lowest trading price of the Company’s common stock during the Adjustment Period times the number of S-3 Shares purchased under the particular Notice of Intent for which the Adjusted Purchase Price is being determined. The “Adjustment Period” shall mean the earlier of (i) ten (10) trading days following DWAC receipt by Purchaser of S-3 Shares purchased pursuant to any particular Notice, or (ii) the date on which the sale of all of the S-3 Shares (or True Up S-3 Shares, as defined below) pursuant to any particular Notice has been completed. Notwithstanding the foregoing, if there is any trading halt in the Company's common stock, the Adjustment Period shall be extended by one day for each day, or partial day, that the halt has been in effect. Within one (1) trading day following the Adjustment Period, Purchaser and the Company shall determine the amount of True-Up Payment due, if any.

(d)The Company shall be entitled to elect to issue to Purchaser S-3 Shares to satisfy any True-Up Payment (the “True-Up S-3 Shares”), and such True-Up S-3 Shares shall be issued at the Unadjusted Purchase Price and subject to the true-up mechanism set forth in Section 1(c). If the Company elects to issue True-Up S-3 Shares as satisfaction of a True-Up Payment, it shall deliver to Purchaser a “Notice to Issue S-3 Shares for Payment of True-Up”, the form of which is attached hereto as Exhibit B, within one (1) trading day of having determined the True-Up Payment amount due, if any.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of execution of this Agreement.

(a)Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all corporate power and corporate authority required (i) to carry on its business as presently conducted and as presently proposed to be conducted and (ii) to execute, deliver and perform its obligations under this Agreement. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(b)Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the S-3 Shares and True-Up S-3 Shares (the "Stock") in accordance with the terms of this Agreement, and the issuance of the Stock shall not contravene any agreement to which the Company is a party. The Stock has been duly authorized by all necessary corporate action, and, when paid for and issued in accordance with the terms of this Agreement, the Stock will be validly issued, fully paid and non-assessable.

(c)Registration Statement. The Shares are being issued and sold pursuant to a registration statement on Form S-3, File No. 220155, which registration statement has been declared and remains effective and current, and not subject to any stop order by the Securities and Exchange Commission. A Prospectus Supplement with regard to the offer and sale of all S-3 Shares and True-Up S-3 Shares will be filed with the Securities and Exchange Commission within two (2) business days of the Effective Date.

3.No Shorting. During the term of this Agreement, neither the Purchaser nor any of its affiliates or subsidiaries shall engage in (i) any short sale of any security of the Company, or (ii) any sale of any security of the Company that the Purchaser does not own, or (iii) any sale which is consummated by the delivery of a security of the Company borrowed by, or for the account of, the Purchaser.

4.Miscellaneous.

(a)Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(b)Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, and the Purchasers’ heirs, executors, administrators, successors and assigns.

(c)Applicable Law; Entire Agreement; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of California and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the Company and by the Purchaser or its successors.

(d)Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(e)Fees and Expenses. Purchaser shall bear all reasonable costs and fees, including legal fees, in connection with the preparation of this Agreement, the preparation and filing of a prospectus supplement to the Registration Statement, and all fees (including wire transfer fees) and commissions related to the purchase and sale of the S-3 Shares and the True-Up S-3 Shares, if any.

(f)Termination and Term.

(A) The Company shall be entitled to terminate this Agreement at any time upon written notice to Purchaser.

(B) Purchaser shall be entitled, but not required, to terminate this Agreement upon written notice to the Company upon the earlier of (1) Purchaser has acquired S-3 Shares from the Company having a minimum Unadjusted Purchase Price of $5.0 million (not including True-Up S-3 Shares), or (2) (i) there has been a material breach of this Agreement by the Company, (ii) the Company has not timely filed (or obtained extensions in respect thereof) all reports required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended; (iii) the Registration Statement, and any supplement or amendment thereof, shall no longer be current and effective or subject to a stop order by the Securities and Exchange Commission; (iv) trading in the Company's common stock has been halted or suspended for more than three (3) trading days; (v) the average daily dollar volume of the Company’s common stock for any period of twenty (20) consecutive trading days following the Effective Date is less than $50,000; (vi) the Company’s common stock is not DWAC eligible or is subject to a “DTC chill”; (vii) the price of the Company’s common stock closes at or less than $1.00 per share on three (3) or more trading days (even if non-consecutive trading days) following the Effective Date, or (viii) Purchaser cannot locate a FINRA broker-dealer willing or able to accept the S-3 Shares or True-Up S-3 Shares into "street name" and thereafter transact sales of such S-3 Shares on behalf of Purchaser.

(C) Unless otherwise extended by the parties, this Agreement shall automatically terminate on the two (2) year anniversary of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

“COMPANY”

AXIM BIOTECHNOLOGIES, INC.

By: /s/ Robert T. Malasek Robert T. Malasek, CFO

“PURCHASER” CROSS & COMPANY

By:/s/ James R. Arabia James R. Arabia, President

EXHIBIT A

(Form of Notice of Intent to Purchase S-3 Shares)

[see attached]

NOTICE OF INTENT TO SELL S-3 SHARES

(Dated _________________, 2018)

Pursuant to Section 1(a) of that Stock Purchase Agreement dated April 16, 2018 (the “Agreement”), by and between Axim Biotechnologies, Inc., a Nevada corporation (the “Company”) and Cross & Company, a Nevada corporation (“Purchaser”), the Company does hereby give notice of its intent to sell to Purchaser ______________ S-3 Shares (as defined in the Agreement) pursuant to the Company’s Registration Statement on Form S-3 declared effective by the Securities and Exchange Commission on September 14, 2017.

The Company shall promptly (within one (1) business day) make DWAC delivery of the S-3 Shares to Purchaser's brokerage account as set forth in the attached DWAC delivery instruction letter immediately upon receipt of payment of the Unadjusted Purchase Price (as defined in the Agreement) calculated as follows:

87.5% of the closing price of the Company's common stock as of the date of this Notice:

$____________________

times

The number of S-3 Shares being purchased pursuant to this Notice:

_____________________

= $___________________ (the Unadjusted Purchase Price)

Sincerely,

/s/ Robert T. Malasek

Robert T. Malasek,

CFO

Axim Biotechnologies, Inc.

Agreed to and accepted by:

/s/ James R. Arabia

James R. Arabia,

President

Cross & Company

EXHIBIT B

(Notice to Accept S-3 Shares for Payment of True-Up)

[see attached]

NOTICE TO ISSUE S-3 SHARES FOR PAYMENT OF TRUE-UP

(Dated _________________, 2018)

Pursuant to Section 1(d) of that Stock Purchase Agreement dated April 16, 2018 (the “Agreement”), by and between Axim Biotechnologies, Inc., a Nevada corporation (the “Company”) and Cross & Company, a Nevada corporation (“Purchaser”), the Company has elected to satisfy the True-Up Payment that is due to Purchaser in relation to the Notice of Intent to Purchase S-3 Shares dated ________[or Notice of Intent to Accept S-3 Shares for Payment of True-Up, dated ________] as set forth on the attached calculation of True-Up, and Purchaser does hereby accept _________________ True-Up S-3 Shares (as defined in the Agreement), as satisfaction of the True-Up Payment, pursuant to the Company’s Registration Statement on Form S-3 declared effective by the Securities and Exchange Commission on September 14, 2017.

The Company shall promptly (within one (1) business day of the date of this Notice) make DWAC delivery of the True-Up S-3 Shares to Purchaser's brokerage account as set forth in the attached DWAC delivery instruction letter , calculated as follows:

87.5% of the closing price of the Company's common stock as of the date of this Notice:

$____________________

times

The number of True-Up S-3 Shares being purchased pursuant to this Notice:

_____________________

= $___________________ (the Unadjusted Purchase Price)

Sincerely,

/s/ Robert T. Malasek

Robert T. Malasek,

CFO

Axim Biotechnologies, Inc.

Agreed to and accepted by:

/s/ James R. Arabia

James R. Arabia,

President

Cross & Company